Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-271487) on Form S-8, Registration Statement (No. 333-223770) on Form S-8, Registration Statement (No. 333-231068) on Form S-8 and Registration Statement (No. 333-284662) on Form S-3 of Bridgewater Bancshares, Inc. of our reports dated February 25, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bridgewater Bancshares, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Bridgewater Bancshares, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Des Moines, Iowa

February 25, 2026